Exhibit 10.6
NICHOLS-HOMESHIELD
SUPPLEMENTAL 401(k) SAVINGS PLAN

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TABLE OF CONTENTS
(continued)

Page

ARTICLE VII	AMENDMENT AND/OR TERMINATION	VII-1
7.1	Amendment or Termination of the Plan	VII-1
7.2	No Retroactive Effect on Awarded Benefits	VII-1
7.3	Effect of Termination	VII-1

ARTICLE VIII	FUNDING	VIII-1

8.1	Unfunded Arrangement	VIII-1
8.2	Participants Must Rely Only on General Credit of the Company	VIII-1

ARTICLE IX	MISCELLANEOUS	IX-1

9.1	Limitation of Rights	IX-1
9.2	Distributions to Incompetents or Minors	IX-1
9.3	Nonalienation of Benefits	IX-1
9.4	Reliance Upon Information	IX-1
9.5	Severability	IX-2
9.6	Notice	IX-2
9.7	Gender and Number	IX-2
9.8	Governing Law	IX-2
9.9	Section 409A	IX-2
9.10	Effect of Amendment and Restatement of the Plan	IX-2
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NICHOLS-HOMESHIELD
SUPPLEMENTAL 401(k) SAVINGS PLAN
WHEREAS, Quanex Corporation established the Nichols-Homeshield Supplemental 401(k) Savings Plan (the “Plan”) to provide a retirement pay supplement for a select group of management or highly compensated employees so as to retain their loyalty and to offer a further incentive to them to maintain and increase their standard of performance;
WHEREAS, the Plan is required to be amended to comply with the requirements of new section 409A of the Internal Revenue Code of 1986, as amended by the American Jobs Creation Act of 2004;
WHEREAS, it has been determined that the Plan should now be completely amended, restated and continued without a gap or lapse in coverage, time or effect which would cause any Participant to be entitled to a distribution in order to fundamentally change the purpose and provisions of the Plan;
WHEREAS, it has been determined that the amendment and restatement of the Plan shall apply only to amounts earned and vested on or after January 1, 2005, and that the provisions of the Plan prior to this amendment and restatement shall apply to any amounts that were earned and vested under the Plan on or before December 31, 2004;
WHEREAS, Quanex Corporation desires to amend and restate the Plan effective as of January 1, 2005.
NOW, THEREFORE, Quanex Corporation amends and restates the Plan as follows:

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ARTICLE I
DEFINITIONS
1.1 Account. “Account” means a Participant’s Account in the Deferred Compensation Ledger maintained by the Committee which reflects the benefits a Participant is entitled to under this Plan.
1.2 Affiliate. “Affiliate” means all business organizations which are members of a controlled group of corporations (within the meaning of section 414(b) of the Code), or which are trades or businesses (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code), or which are members of an affiliated service group of employers (within the meaning of section 414(m) of the Code), which related group of corporations, businesses or employers includes Quanex.
1.3 Applicable Covered Employee. “Applicable Covered Employee” means any of the following:
(a) a Covered Employee of Quanex;
(b) a Covered Employee of an Affiliate; and
(c) a former employee who was a Covered Employee at the time of termination of employment with Quanex or an Affiliate.
1.4 Beneficiary. “Beneficiary” means a person or entity designated by the Participant under the terms of this Plan to receive any amounts distributed under the Plan upon the death of the Participant.
1.5 Board of Directors. “Board of Directors” means the Board of Directors of the Company.
1.6 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.7 Committee. “Committee” means the persons who are serving as members of the Committee administering this Plan.
1.8 Company. “Company” means Quanex Corporation.
1.9 Covered Employee. “Covered Employee” means an individual (i) described in section 162(m)(3) of the Code or (ii) subject to the requirements of Section 16(a) of the Securities Act.
1.10 Deferred Compensation Ledger. “Deferred Compensation Ledger” means the ledger maintained by the Committee for each Participant which reflects the amounts credited by the Company under this Plan to the account of each Participant.

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1.11 Disability. “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.
1.12 Participant. “Participant” means an employee of the Company who has been designated by the Committee as participating in the Plan.
1.13 Plan. “Plan” means the Nichols-Homeshield Supplemental 401(k) Savings Plan set forth in this document, as amended from time to time.
1.14 Plan Year. “Plan Year” means the twelve-month period which ends on December 31.
1.15 Restricted Period. “Restricted Period” means, for any qualified defined benefit plan sponsored by Quanex or an Affiliate, any period during which the plan is in at-risk status as described in section 409A of the Code.
1.16 Separation From Service. “Separation From Service” shall mean a Participant’s complete separation from service with the Company and all of its Affiliates. The determination of whether an Participant incurs a Separation From Service will be determined in accordance with section 409A of the Code.
1.17 Valuation Date. “Valuation Date” means the last day of each Plan Year, or, if earlier, the date on which the Participant terminates employment, incurs a Disability or dies. Effective January 1, 2007, “Valuation Date” means the last day of the Plan Year, the last day of the month in which the Participant’s or former Participant’s Separation From Service occurs or the last day of the month immediately preceding the date of a lump sum distribution of a former Participant’s Plan benefit, as applicable.

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ARTICLE II
ELIGIBILITY
The individuals who shall be eligible to participate in the Plan shall be those individuals as the Committee shall determine from time to time. The Board of Directors may designate one or more individuals who shall not be eligible to participate in the Plan. An individual will become a Participant effective as of the date specified in writing by the Committee.
Each individual who was participating in the Plan on December 31, 2006 shall be eligible to participate in the Plan on or after January 1, 2007. No other individual shall be eligible to participate in the Plan on or after January 1, 2007.
Once an individual has become a Participant, he will continue to participate in the Plan until he is no longer a common law employee of the Company or the Committee determines that he is no longer in a select group of management or a highly compensated employee of the Company.

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ARTICLE III
CREDITS TO PARTICIPANTS’ ACCOUNTS
3.1 Establishing a Participant’s Account. The Committee shall establish a bookkeeping Account for each Participant in a special Deferred Compensation Ledger which shall be maintained by the Company. The Account shall reflect the amount of the Company’s obligation to the Participant as of each Valuation Date.
3.2 Crediting of Deferred Compensation. For each Plan Year, the Board of Directors shall determine the amount, if any, to be allocated to a Participant’s Plan Account and will credit that amount to the Participant’s Account in the Deferred Compensation Ledger as of the end of the Plan Year. The amount, if any, credited by the Company on behalf of a Participant need not be the same as the amount credited by the Company on behalf of any other Participant. The fact that a Participant receives a credit to his Account in the Deferred Compensation Ledger for deferred compensation in one Plan Year does not mean that he shall receive a credit for deferred compensation in a subsequent Plan Year. Until the Board of Directors determines otherwise, the amount that shall be credited to a Participant’s Account as of the end of the Plan Year is the amount equal to (A) minus (B) where (A) is the amount that would have been credited to the Participant’s account under the Nichols-Homeshield 401(k) Savings Plan for the Plan Year as a Company profit sharing contribution if the applicable limitation under section 401(a)(17) of the Code for the Plan Year was $235,840 (not indexed for increases in the cost of living), and (B) is the amount that was actually credited to the Participant’s account under the Nichols-Homeshield 401(k) Savings Plan for the Plan Year as a Company profit sharing contribution.
Effective January 1, 2007, no additional amounts shall be credited to a Participant’s Account under this Section of the Plan.
3.3 Crediting of Interest. As of the last day of each calendar quarter of each Plan Year in which an individual is a Participant, after deferred compensation has been credited under Section 3.2, the Committee shall credit the balance of the Participant’s Account in the Deferred Compensation Ledger with interest as specified in this Section. This amount credited by the Committee shall be a part of the Company’s obligation to the Participant. Interest will be accrued on the last day of each calendar quarter on each Participant’s Account at a rate equal to (x) the rate of interest announced by Chase Manhattan Bank, N.A., or its successor, if applicable as its prime rate of interest on the last business day preceding the last day of the calendar quarter divided by (y) four. Interest so accrued on the last day of each calendar quarter shall be credited to the Participant’s Account and shall thereafter accrue interest. Interest will continue to be credited on the balance in the Participants Account until the entire cash balance has been distributed.

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ARTICLE IV
VESTING
Except for the event of forfeiture described in Section 5.4, Participant shall have a nonforfeitable interest in amounts credited to his Account to the extent that he has a nonforfeitable interest in the amounts credited to his account under the Nichols-Homeshield 401(k) Savings Plan or, effective January 1, 2007, the Quanex Corporation Employees 401(k) Savings Plan.

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ARTICLE V
DISTRIBUTIONS
5.1 Death. Upon the death of a Participant, the Participant’s Beneficiary or Beneficiaries shall receive the balance credited to the Participant’s Account in the Deferred Compensation Ledger as of the Valuation Date coincident with or next preceding the date of death. The death benefit shall be paid in a lump sum cash payment 30 days after the Participant’s death or, if later, as soon as administratively practicable following the Participant’s death..
Each Participant, upon becoming eligible to participate in the Plan, shall file with the Committee a designation of one or more Beneficiaries to whom distributions otherwise due the Participant shall be made in the event of his death prior to the complete distribution of the amount credited to his Account in the Deferred Compensation Ledger. The designation will be effective upon receipt by the Committee of a properly executed form which the Committee has approved for that purpose. The Participant may from time to time revoke or change any designation of Beneficiary by filing another approved Beneficiary designation form with the Committee. If there is no valid designation of Beneficiary on file with the Committee at the time of the Participant’s death, or if all of the Beneficiaries designated in the last Beneficiary designation have predeceased the Participant or otherwise ceased to exist, the Beneficiary shall be the Participant’s spouse, if the spouse survives the Participant, or otherwise the Participant’s estate. If any Beneficiary survives the Participant but dies or otherwise ceases to exist before receiving all amounts due the Beneficiary from the Participant’s Account, the balance of the amount which would have been paid to that Beneficiary shall, unless the Participant’s designation provides otherwise, be distributed to the individual deceased Beneficiary’s estate or to the Participant’s estate in the case of a Beneficiary which is not an individual. Any Beneficiary designation which designates any person or entity other than the Participant’s spouse must be consented to in writing by the spouse in a form acceptable to the Committee to be effective.
5.2 Disability. Upon the Disability of a Participant, the Participant shall receive the entire amount credited to the Participant’s Account in the Deferred Compensation Ledger as of the Valuation Date coincident with or next preceding the date of Disability. The Disability benefit shall be paid in a lump sum cash payment 30 days after the Participant’s Disability or, if later, as soon as administratively practicable following the Participant’s Disability.
5.3 Separation From Service Prior to Death or Disability. Upon a Participant’s Separation From Service prior to Death or Disability, subject to Section 5.4, the Participant shall receive his vested interest in the amount credited to his Account in the Deferred Compensation Ledger as of the Valuation Date coincident with or next preceding the date of Separation From Service in a lump sum cash payment. The benefit shall be paid in a lump sum cash payment 30 days after the Participant’s Separation From Service or, if later, as soon as administratively practicable following the Participant’s Separation From Service. Any amounts not vested upon the Participant’s Separation From Service will be forfeited.

V-1

Notwithstanding anything to the contrary in this Plan, payments due to the Separation From Service of an Employee, excluding due to death or Disability but including due to Retirement, may not be made before the date which is six (6) months after the date of such Employee’s Separation From Service (a “Six-Month Delay”). In the event of a Six-Month Delay, the benefits that would have been paid during such delay if the delay had not been imposed, shall be paid in a lump sum as soon as is administratively practicable following the expiration of the Six-Month Delay and any other benefits to be paid after the end of the Six Month Delay shall be paid in accordance with the terms of the Plan.
5.4 Forfeiture For Cause. If the Committee finds, after full consideration of the facts presented on behalf of both the Company and a former Participant, that the Participant was discharged by the Company for fraud, embezzlement, theft, commission of a felony, proven dishonesty in the course of his employment by the Company which damaged the Company, or for disclosing trade secrets of the Company, the entire amount credited to his Account in the Deferred Compensation Ledger shall be forfeited, even though it may have been previously vested under Article IV. The decision of the Committee as to the cause of a former Participant’s discharge and the damage done to the Company will be final. No decision of the Committee will affect the finality of the discharge of the Participant by the Company in any manner.
5.5 Responsibility for Withholding of Taxes. The Committee will calculate the deductions from the amount of the benefit paid under the Plan for any taxes required to be withheld by federal, state or local government and shall cause them to be withheld.

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ARTICLE VI
ADMINISTRATION
6.1 Committee Appointment. The Committee shall be appointed by the Board of Directors. Each Committee member will serve until his or her resignation or removal. The Board of Directors shall have the sole discretion to remove any one or more Committee members and appoint one or more replacement or additional Committee members from time to time.
6.2 Committee Organization and Voting. The Committee shall select from among its members a chairman who shall preside at all of its meetings and shall elect a secretary without regard to whether that person is a member of the Committee. The secretary shall keep all records, documents and data pertaining to the Committee’s supervision and administration of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business and the vote of a majority of the members present at any meeting shall decide any question brought before the meeting. In addition, the Committee may decide any question by vote, taken without a meeting, of a majority of its members. A member of the Committee who is also a Participant shall not vote or act on any matter relating solely to himself.
6.3 Powers of the Committee. The Committee shall have the exclusive responsibility for the general administration of the Plan according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation the right, power and authority:
(a) to make rules and regulations for the administration of the Plan;
(b) to construe all terms, provisions, conditions and limitations of the Plan;
(c) to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
(d) to designate the persons eligible to become Participants;
(e) to determine all controversies relating to the administration of the Plan, including but not limited to:
(1) differences of opinion arising between the Company and a Participant; and
(2) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefit of all parties at interest; and
(f) to delegate by written notice those clerical and recordation duties of the Committee, as it deems necessary or advisable for the proper and efficient administration of the Plan.

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6.4 Committee Discretion. The Committee in exercising any power or authority granted under this Plan or in making any determination under this Plan shall perform or refrain from performing those acts using its sole discretion and judgment. Any decision made by the Committee, or any refraining to act or any act taken by the Committee in good faith shall be final and binding on all parties. The Committee’s decision shall never be subject to de novo review.
6.5 Annual Statements. The Committee shall cause each Participant to receive an annual statement as of each Valuation Date as soon as administratively feasible after the conclusion of each Plan Year. The statement shall indicate the credit by the Company to the Participant’s Account for that Plan Year; credits for all prior Plan Years, if any, and the interest applicable to those amounts; the total Account balance of the Participant in the Deferred Compensation Ledger, and the amount vested as of the end of that Plan Year.
6.6 Reimbursement of Expenses. The Committee members shall serve without compensation for their services but shall be reimbursed by the Company for all expenses properly and actually incurred in the performance of their duties under the Plan.
6.7 Claims Procedure. The Committee shall make all determinations as to the right of any person to receive benefits under the Plan. Any denial by the Committee of a claim for benefits under the Plan by a Participant, spouse or retired Participant (collectively referred to herein as “Claimant”) shall be stated in writing by the Committee and delivered or mailed to the Claimant on the 90th day after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the Claimant on the 90th day after receipt of the claim, and the claim shall thereafter be paid on the 180th day after the date of receipt of the initial claim. Such notice shall set forth the specific reasons for the denial, specific reference to pertinent provisions of the Plan upon which the denial is based, a description of any additional material or information necessary for the Claimant to perfect his claim with an explanation of why such material or information is necessary, and an explanation of claim review procedures under the Plan written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. A Claimant whose claim for benefits has been wholly or partially denied by the Committee may, within 90 days following the date of such denial, request a review of such denial in a writing addressed to the Committee. The Claimant shall be entitled to submit such issues or comments, in writing or otherwise, as he shall consider relevant to a determination of his claim, and may include in his request a request for a hearing in person before the Committee. Prior to submitting his request, the Claimant shall be entitled to review such documents as the Committee shall agree are pertinent to his claim. The Claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the Claimant. All requests for review shall be promptly resolved. The Committee’s decisions with respect to any such review shall be set forth in writing and shall be mailed to the Claimant on the 60th day following receipt by the Committee of the Claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Committee’s decision shall be so mailed on the 120th day after receipt of such request.

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ARTICLE VII
AMENDMENT AND/OR TERMINATION
7.1 Amendment or Termination of the Plan. The Company may amend or terminate this Plan at any time. Any amendment or termination shall be made by an instrument in writing executed by an authorized officer of the Company, and shall be supported by a resolution of the Board of Directors; provided, however, that no amendment of the Plan shall apply to amounts deferred and vested on or before December 31, 2004, unless the instrument explicitly states that the amendment shall apply to such amounts.
7.2 No Retroactive Effect on Awarded Benefits. No amendment shall affect the rights of any Participant to the amounts then credited to his Account in the Deferred Compensation Ledger or change the method of calculating the interest applicable to such amounts. However, the Board of Directors shall retain the right at any time to change in any manner the method of calculating the interest to accrue to amounts of deferred compensation credited after the date of an amendment, if it has been announced to the Participants.
7.3 Effect of Termination. If the Plan is terminated, all amounts credited to the Account of each Participant shall immediately vest. No interest shall be applied to the Account after the date the Plan terminated. Payment of the Participant’s Account balance would be made in accordance with the terms of the Plan. The Board may terminate the Plan within the 30 days preceding or 12 months following a change in control, as defined by section 409A of the Code, or as otherwise permitted under section 409A of the Code, and distribute the value of the Participants’ Accounts to Participants in the manner and the time as determined by the Committee, in its sole discretion, as permitted by section 409A of the Code.

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ARTICLE VIII
FUNDING
8.1 Unfunded Arrangement. It is intended that this Plan shall be unfunded for tax purposes and for purposes of Title 1 of the Employee Retirement Income Security Act of 1974, as amended.
8.2 Participants Must Rely Only on General Credit of the Company. It is specifically recognized by both the Company and the Participants that this Plan is only a general corporate commitment and that each Participant must rely upon the general credit of the Company for the fulfillment of its obligations hereunder. Under all circumstances the rights of Participants to any asset held by the Company will be no greater than the rights expressed in this Agreement. Nothing contained in this Agreement shall constitute a guarantee by the Company that the assets of the Company will be sufficient to pay any benefits under this Plan or would place the Participant in a secured position ahead of general creditors of the Company; the Participants are only unsecured creditors of the Company with respect to their Plan benefits, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. No specific assets of the Company have been or shall be set aside, or shall in any way be transferred to the trust or shall be pledged in any way for the performance of the Company’s obligations under this Plan which would remove such assets from being subject to the general creditors of the Company.
In addition, no assets shall be set aside or reserved (directly or indirectly) in a trust (or other arrangement as determined by the Internal Revenue Service), or transferred to a trust or other arrangement established to fund the Company’s obligations under the Plan during any Restricted Period for purposes of paying benefits to an Applicable Covered Employee. The rule contained in the preceding sentence does not apply to assets set aside, reserved or transferred before or after a Restricted Period.

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ARTICLE IX
MISCELLANEOUS
9.1 Limitation of Rights. Nothing in this Plan shall be construed:
(a) to give any employee of the Company any right to be designated a Participant in the Plan;
(b) to give a Participant any right with respect to the amounts and interest credited in the Deferred Compensation Ledger to Participant’s Account, except in accordance with the terms of this Plan;
(c) to limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time;
(d) to evidence any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or for any particular remuneration; or
(e) to give a Participant or any other person claiming through him any interest or right under this Plan other than that of an unsecured general creditor of the Company.
9.2 Distributions to Incompetents or Minors. Should a Participant become incompetent or should a Participant designate a Beneficiary who is a minor or incompetent, the Committee is authorized to pay the funds due to the parent of the minor or to the guardian of the minor or incompetent or directly to the minor or to apply those funds for the benefit of the minor or incompetent in any manner the Committee determines in its sole discretion.
9.3 Nonalienation of Benefits. No right or benefit provided in this Plan shall be transferable by the Participant except, upon his death, to a named Beneficiary as provided in this Plan. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary. Any attempt to anticipate, alienate, sell, assign, pledge, or encumber the same shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If any Participant or any Beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, assign, pledge, or encumber any right or benefit under this Plan, that right or benefit shall, in the discretion of the Committee, cease. In that event, the Committee may have the Company hold or apply the right or benefit or any part of it to the benefit of the Participant or Beneficiary, his or her spouse, children or other dependents or any of them in any manner and in any proportion the Committee believes to be proper in its sole and absolute discretion, but is not required to do so.
9.4 Reliance Upon Information. The Committee shall not be liable for any decision or action taken in good faith in connection with the administration of this Plan. Without limiting the generality of the foregoing, any decision or action taken by the Committee when it relies upon information supplied it by any officer of the Company, the Company’s legal counsel, the Company’s independent accountants or other advisors in connection with the administration of this Plan shall be deemed to have been taken in good faith.

IX-1

9.5 Severability. If any term, provision, covenant or condition of the Plan is held to be invalid, void or otherwise unenforceable, the rest of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
9.6 Notice. Any notice or filing required or permitted to be given to the Committee or a Participant shall be sufficient if in writing and hand delivered or sent by U.S. mail to the principal office of the Company or to the residential mailing address of the Participant. Notice will be deemed to be given as of the date of hand delivery or if delivery is by mail, as of the date shown on the postmark.
9.7 Gender and Number. If the context requires it, words of one gender when used in this Plan will include the other genders, and words used in the singular or plural will include the other.
9.8 Governing Law. The Plan will be construed, administered and governed in all respects by the laws of the State of Texas.
9.9 Section 409A. The Plan is intended to be a nonqualified deferred compensation arrangement and is not intended to meet the requirements of section 401(a) of the Code. The Plan is intended to meet the requirements of section 409A of the Code and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a deferral, accrual, vesting or payment of an amount under the Plan is subject to section 409A of the Code, except as the Committee otherwise determines in writing, the amount will be deferred, accrued, vested or paid in a manner that will meet the requirements of section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the deferral, accrual, vesting or payment shall not be subject to the excise tax applicable under section 409A of the Code. Any provision of the Plan that would cause the deferral, accrual, vesting or payment of an amount under the Plan to fail to satisfy section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of the Plan) to comply with section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under section 409A of the Code. In the event additional regulations or other guidance is issued under section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of section 409A of the Code with respect to the distributions under the Plan, then the provisions of the Plan regarding distributions shall be automatically amended to permit such distributions to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the intent of the Plan prior to its amendment to comply with section 409A of the Code.
9.10 Effect of Amendment and Restatement of the Plan. Unless otherwise explicitly provided, the amendment and restatement of the Plan effective as of January 1, 2005 shall apply only to amounts earned and vested on or after January 1, 2005. The provisions of the Plan prior to this amendment and restatement shall apply to any amounts that were earned and vested under the Plan on or before December 31, 2004. The amendment and restatement of the Plan is not intended to be a material modification of the Plan with respect to amounts deferred and vested on or before December 31, 2004, and any provision of the Plan that is considered to be a material modification of the Plan shall be retroactively amended to the extent required to prevent such provision from being considered a material modification of the Plan with respect to such amounts.

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IN WITNESS WHEREOF, effective January 1, 2005, the Company has adopted this amendment and restatement of the Plan on the 21st day of November, 2006.

QUANEX CORPORATION

By:	/s/ Kevin P. Delaney

Title:	Senior Vice President — General Counsel and Secretary